SECURITIES AND EXCHANGE COMMISSION

                                  FORM 10

               GENERAL FORM REGISTRATION OF SECURITIES PURSUANT TO
                SECTION 12(b) OR (g) OF THE SECURITIES ACT OF 1934
     ____________________________________________________________________

                      INTERACTIVE MULTIMEDIA NETWORK, INC.
               (Exact name of issuer as specified in its charter)

     _____________________________________________________________________

                                   Delaware
         (State or other jurisdiction of incorporation or organization)
     ____________________________________________________________________

                             3163 Kennedy Boulevard
                          Jersey City, New Jersey 07306
                                 (201) 217-4137

           (Address, including zip code, and telephone number, including area code of issuer's principal executive offices)
     ______________________________________________________________________

                             VERDIRAMO & VERDIRAMO, P.A.
                               3163 Kennedy Boulevard
                            Jersey City, New Jersey 07306
                                  (201) 798-7082

              (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)
     ______________________________________________________________________

    Standard Industrial Classification        I.R.S. Employer Identification
                     Code                                  Number
                     7392                                65-0488983
      _____________________________________________________________________

      Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                Name of each exchange on which
      to be so registered                each class is to be registered

            None                                       None

      Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock $.001 par value
                              (Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Business.                                   Page  2-22

Item 2.  Financial Information.                      Page 23-24

Item 3.  Properties.                                 Page 25-29

Item 4.  Security Ownership of Certain
          Beneficial Owners and Management.          Page 30

Item 5.  Directors and Executive Officers.           Page 31-33

Item 6.  Executive Compensation.                     Page 34-36

Item 7.  Certain Relationships and
          Related Transactions.                      Page 37

Item 8.  Legal Proceedings.                          Page 37

Item 9.  Market Price of and Dividends on
          the Registrant's Common Equity
          and Related Stockholder Matters.           Page 37

Item 10. Recent Sales of Unregistered
          Securities.                                Page 38

Item 11. Description of Registrant's
          Securities to be Registered.               Page 39

Item 12. Indemnification of Directors
          and Officers.                              Page 40-43

Item 13. Financial Statements and
          Supplementary Data.                        Page 43

Item 14. Changes in and Disagreements
          With Accountants on Account-
          ing and Financial Disclosure.              Page 43

Item 15. Financial Statements and
          Exhibits.                                  Page 44-45

ITEM 1.  BUSINESS

Overview

     The Company was incorporated in the State of New Jersey on March 4, 1994 and in Delaware, June 13, 1995. On June 13, 1995, the New Jersey corporation merged with the Delaware corporation formed for that purpose.

     The Company, a computer enhanced marketing company, utilizing the Information Highway as it relates to the Internet, other computer online services, broadcast, cable and satellite television; has created multiple channels of distribution for the introduction of new products, new services, inventions and concepts. The Company specializes in the application of multimedia marketing tools and selected channels of distribution, determined by online computer modeling of product, computer buying habits and market demographics. This is accomplished by listing products and services on the Internet and television simultaneously. See - "INTERACTIVE CONVERGENCE".

     The Company is divided into four (4) operating groups, (for operational and marketing efficiency and not for accounting purposes).

     A. Internet Group - actively monitors and interacts with all major computer online services as well as the Internet. The Company has established a World Wide Web site on the Internet called "Shop-The-Net™," an electronic home shopping marketplace. The Company's web site can be found on the Internet at the following URL (a location on the Internet) - http://www.shop-the-net.com

     B.     Marketing Group - product introduction and distribution.

     C. Multimedia Group - will, in the future, develop, manufacture and market proprietary CD-ROM interactive multimedia computer software for use with new product introduction, small business development, and the educational market.

     D.     Entertainment Group -

          *presently is producing and directing Shop-the-Net an interactive television home shopping sitcom or sit-commercial. The sit-commercial is produced in half hour segments, and is made available to any interested party wishing to broadcast same. At present, no agreements exist with any cable companies to broadcast the sit-commercial. Air time is purchased at prevailing rates on an as needed basis.

          *develops market strategy and original programming for broadcast television, cable, satellite, and interactive home shopping as well as original software for the computer game market, including representation and distribution of third party developers software.

          *development of 30 minute product infomercials and 1 and 2 minutes direct response television commercials for clients.(See Business-
Entertainment Group)

The Company's administrative office is located at 3163 Kennedy Boulevard, Jersey City, New Jersey 07306. The telephone number is 201.217.4137. Facsimile number is 201.798.4627 and E-mail - imnet@shop-the-net.com


General

     The Company was incorporated in the State of New Jersey March 4, 1994. On June 13, 1995, the New Jersey corporation merged with a Delaware corporation formed for that purpose. The Company was formed by its principals Vincent L. Verdiramo and William J. Auletta for the purpose of introducing and marketing new products, services, inventions and concepts, by using multiple channels of distribution including but not limited to the Internet, print media, cable television, broadcast television and satellite television. While the Internet is presently considered "cutting edge technology," in the opinion of the Company, it is best used in conjunction with the more familiar types of marketing distribution such as print media and various types of television including cable. The Company's principal operating officers are Vincent L. Verdiramo and William J. Auletta. Messrs. Auletta and Verdiramo have had various business enterprises since the late 1960's and have successfully operated businesses in areas of the importation of motorcycles, a seed company, real estate development, and the marketing of numerous products and inventions.

     The Company presently conducts its technical operations in Boca Raton, Florida and maintains its administrative offices in Jersey City, New Jersey. The business operations are divided into four marketing groups delineated solely for informational and marketing purposes and not for accounting purposes. The four groups were established to better educate clients as to the range of marketing services available through the Company. In effect the Company is a one stop shop for all of the marketing needs of its clients. The Companies has the capability of producing infomercials, print media advertisements and the contracting with broadcast and cable television media and cable television. To best utilize all channels of product distribution, the Company has established a marketing program known as "Interactive Convergence."

     "Interactive Convergence" allows clients and advertisers to simultaneously market products and services on television and the Internet including CD-ROM interactive multimedia software. In addition, the Company intends to develop, manufacture and market, original proprietary CD-ROM interactive multimedia marketing software for use with new product introduction, including concepts & inventions, and small business development. See "THE INTERNET."

     The Internet is projected to reach $4 billion in advertising revenues by the year 2000, and to sell $250 billion in goods and services over the next 15 years. (This number includes advertising revenue.) (Source: Interviews of Nicholas Negroponte and subsequent articles written by Nicholas Negroponte and other authors in various subsequent issues of Wired Magazine).

The Internet

     The Internet has evolved from a computer curiosity into, arguably, the most powerful channel of distribution since the advent of television. It has become part of the mainstream of consumer awareness - growing at a rate of 10% per month. Projections place the Internet subscriber base at around 40 million consumers world wide and growth is projected to reach 100 million subscribers within two years. (Source: WebWeek, April 1996). The Internet is a system of networks connecting millions of computers in more than 147 countries, with estimated daily use at 30 million people.

The World Wide Web

     The World Wide Web (known as WWW or simply the Web), is part of the vast network of computers around the world that form a part of the Internet. The Web consists of individual documents or pages which are linked by a computer language called Hyper Text Markup Language (HTML). This computer language enables users of the Web to transmit or access sound, graphics, and text simultaneously; in effect making information available on the Web multimedia. These linked pages form a web of documents that is worldwide in scope and is the fastest growing part of the Internet.

Accessing the Internet Today

     Accessing the Internet is getting easier -- at least in terms of the number of access providers that a user can choose from. The major commercial online services (Services that provide an environment of carefully formulated information areas that only subscribers can access) now include, among others, AOL (American online), CompuServe, Delphi,

Genie, MCI, MSN (Microsoft Network), Netcom, and Prodigy. Smaller commercial services like the WELL and Women's Life are also growing in number. The growth of such smaller services indicates, in the opinion of the Company, a growing market for the establishment of unique electronic communities in addition to providing Internet access. There are also tens of thousands of Internet providers around the world who provide direct Internet access.

(Please note that throughout this document references are made to various statistical data and other general industry information. The Company has not conducted any market surveys or independent analysis regarding such information and no assurances are made by The Company regarding the accuracy of the data or the methodology utilized to create such data. The investor is strongly encouraged to conduct their own research and analysis and to utilize the services of investment professionals before making any investment in The Company).

Who uses the Web?

     Millions of people around the world presently use the Web. When the Internet was first created, unlike today, it was solely the domain of scientists and the military. Now, however, the number of diverse individuals and corporations using the Internet is rapidly growing with the most expansive area of growth occurring on the World Wide Web. While the rest of the world is catching up to the web revolution, usage and production of web sites remains the highest in the United States.

Interactive Convergence

     The Company has introduced its 'sit-commercial', a merger of two of television's most venerable formats - the situation comedy and home shopping programs. Created as a part of the "Shop-The-Net"™ convergence package, the 'sit-commercial' merges entertainment-oriented storylines with advertising-oriented content. The shows, each 30 minutes in length, are aired on major cable networks, as well as numerous broadcast television stations, via satellite uplink and reach millions of households nationwide. (Television and cable fact book - 1996 editions). (See -Business - "Sales and Marketing" - "Networks"). The first episode of "Shop-the-Net"TM was aired on Cable television in January 1997. Presently, the Company does not have any formal agreements with any of the listed networks for the future airing of the sit-commercial. Formal agreements are negotiated upon the completion of the &half; hour segments of the sit-commercial. The air time is purchased by the Company at published cable television rates as determined by the networks.

     The Company's use of the Internet as a marketing tool for the exchange of information, utilizing such channels of distribution as broadcast television, cable/satellite;

innovative programming, including the home shopping sitcom, direct response commercials and infomercials are each purposely designed to correspond directly to the cost of conventional advertising rates.

     The Company's interactive convergence strategy works by allowing consumers to easily access interactive multimedia shopping options at their convenience, browse the Company's family oriented Internet shopping site, Shop-The-Net™, watch the interactive television shopping broadcasts of "Shop-The-Net"™ and/or use of the Company's proposed interactive multimedia CD-ROM. And they can order products or services from each.

Products, Services and Operations

     For informational and marketing efficiency and not for accounting purposes, the Company is operated through the four groups described below. Management believes this exchange of product knowledge via computer access to the Internet may provide profit potential for the Company.

     The four marketing groups are as follows:

     1.  Internet Group:

     This group is divided into two marketing areas. The first, focuses on the creation of a marketing presence for the Company in the Internet. The Company has developed its own World Wide Web virtual reality shopping mall - called "Shop-The-Net"™ on the Internet. This allows the Company to rent "Showrooms" within the mall to clients.

     In effect, "Shop-The-Net"™ can be likened or compared to an actual shopping mall as we know it. In this mall which is presented on the Internet, the Company rents space to companies and individuals and this space is known as a showroom within the mall. A showroom is a section of the mall wherein a client's product and/or services are highlighted and sold.

     Consumers can purchase the products or services of the Company's clients by utilizing the Internet, television and print, (catalogues, newspapers and magazines including trade publications). Within the Internet a consumer may order products in any of three ways, fill in the order form and e-mail it to the Company within "Shop-The-Net"™ or the order form can be printed on any printer attached to the computer being used to access the Internet and faxed to the Company or lastly the consumer can dial the Company's 800 number and place the order. A consumer who is interested in ordering a product from television (from a direct response television commercial, a 30 minute infomercial or soon from the Company's own home shopping sit-commercial, "Shop-the-Net"™) has basically the same options because the Company's web site address is given along with the Company's 800 number. In addition, the Company has been approved to accept credit cards for purchases of products made by customers from the showrooms.

     The Company itself has no inventory. Orders are forwarded to the clients who have rented space on "Shop-The-Net"™ by virtue of their showrooms and them in turn fill the orders. After fulfillment the Company remits the necessary funds to the renter of the showroom less commissions payable to the Company.

           _________________________________________________________

              "Shop-The-Net"™ can be found on the Internet
             at the following location http://www.shop-the-net.com
           __________________________________________________________

     The mall locations currently operated by the Company within "Shop-The-Net"™ are as follows:

     The Grand Bazaar: A display of products from all over the world, products intended to make life more enjoyable.

   * The Romance Shoppe: A selection of gifts of a romantic nature that husbands, wives and couples can buy for each other. It complements a new game which is being licensed by the Company called, "The Art of Romance, The Ultimate Seduction."

   * Small Green Planet: A meeting place where families on the Internet can discuss the ecological preservation of our planet.

   * KIDSMALL: A special place to create a wonderful experience and entertainment for children.

   * Marketing, Etc.: This area specializes in the introduction of new products and services.

   * By Invitation Only: The finest wines, exotic automobiles, rare antiques and oil paintings will be introduced into this area "By Invitation Only" as a silent auction.

   * "In Your Neighborhood"™ is licensed in various areas of the country and provides local residents with information on movies, ratings, restaurants, menus, book stores, concerts, entertainment, shopping plazas, specialty shops, local merchants and special events. This service also provides users with discount coupons which can be printed in the home when offered by advertisers in this section.

     2.  Marketing Group:

     The Marketing Group specializes in the introduction of new products and services by creating visual tools that work interactively with the marketing strategy of the product.

     The Company's computer network and online access allow the Company to analyze the multiple channels of distribution that are available to the client and to achieve product "direct response" through the following:

          Internet World Wide Web
          Broadcast television
          Interactive Television Home Shopping
          Cable & Satellite Television Infomercials
          Computer Online services
          Print, radio  & retail advertisements
          Mail order & direct mails consumer solicitation

     3.  Multimedia Group:

     The Company intends to develop, manufacture and market to the public, original proprietary CD-ROM interactive multimedia marketing software. The CD-ROM format software will enable the individual user of the product to access information in the following areas: new product introduction, including concepts and inventions, and small business development. The CD-ROM format allows entrepreneurs direct connectivity to the Internet and allows them to interact with the software by category (see following menu) to develop and introduce their products to the marketplace.

     The Company has expended to date approximately $175,000 in the development of the applicable CD-ROM software. The Company has presently suspended the research and development necessary to complete this product. (SEE RISK FACTOR number 9).

CD-ROM Multimedia Software Menu

     1.     Introduction to key marketing concepts
        a. Including what is multimedia and interactive communication and how to implement same

     2.     Preparation of a multimedia business plan
        a.  Sample Forms of business plans

        b. Sample financial statements, criteria, ratios and formulas utilized by the financial community in reviewing the financial data of prospective borrowers.

        c. Legal protection of product environment including: Incorporation, patent, copyright and trademark protection

     3.     Promotional marketing
          a.    Packaging and design

          b.    Electronic media, (how to use)

          c.    Public relations - preparation and placement of information

     4. Channels of distribution - Television, prints, radio, direct mail, etc.

     5. Products & services to help new businesses - Small Business Association, National Association of Retired Persons, etc.

      6. Marketing audits - How to conduct an audit and analyze the results

     7.     How to register patents and trademarks

CD-ROM Background

     Since its introduction in 1984, CD-ROM technology has enabled a rapidly increasing number of organizations to distribute and provide access to large amounts of electronic information using a cost-effective, portable medium. According to industry estimates, since 1985 the number of CD-ROM titles has grown rapidly to more than 11,000 with growth rates in excess of 40% in each of the past three years. The installed base of CD-ROM drives has had an estimated growth rate in excess of 100% in each of the past three years. Industry sources estimate that during 1995 most software will be published on CD-ROM. The Company believes that only a small fraction of the applications suitable for CD-ROMS have been implemented to date.

     CD-ROMS permit the storage, retrieval and dissemination of vast amounts of information. Each CD-ROM has a capacity of more than 650 megabytes of storage. In terms of data, that capacity is roughly the equivalent of 200,000 to 300,000 pages of text or 450 high density floppy disks. More often than not, the amount of data contained in a typical CD-ROM application can involve tens or even hundreds of thousands of individual records. A means of finding and retrieving specific information is, therefore, an essential component. Effective retrieval software makes all of the data contained on a CD-ROM easily and quickly accessible in a manner which the Company believes to be far superior to that currently available on paper, microfiche or any other alternative medium.

     Moreover, once desired data is retrieved from a CD-ROM, it may be incorporated directly into appropriate computer applications such as a word processor, spreadsheet or statistical analysis package. No relying, scanning, digitizing or redrawing is required.

     Multimedia is the newest dimension of personal computing and one that is rapidly gaining in popularity. On a computer, multimedia is any application that employs more than one medium to convey information. Multimedia merges text, music, voice narratives, recorded sounds, graphics, animation, and full-motion video together on CD-ROM. Multimedia is not a new idea, but needed higher speed personal computers with greater memory for implementation. Currently available high speed personal computers, coupled with the huge capacity of CD-ROM, make full-blown multimedia presentations possible and affordable. As CD-ROM software continues to evolve, the applications and programs available in this medium will continue to become larger and more complex. At the end of 1993, the multimedia market share, as it relates to CD-ROM drives and the installed base, was dominated by the professional market, followed by business, education and home-computer users. Market Vision, an industry research group based in Santa Cruz, California, is predicting that the home-computer-user market will surpass the professional market in 1997. Its research also indicates that the business and education markets will grow significantly.

     4.  Entertainment Group:

     The Entertainment group writes, directs and produces the interactive television home shopping "sit-commercial" in America. The first episode of "Shop-the-Net"™ aired on Cable Television January 1997.

     The "sit-commercial," "Shop-the-Net"™ combines two television formats - the situation comedy and the infomercial. The "sit-commercial" format was created to promote the Company's family Internet shopping site "Shop-The-Net"™.

     To date, the Company has produced television commercials and infomercials for clients with products ranging from small kitchen appliances and pesticides to de-addiction programs and educational videos.

Sales and Marketing

     The Company presently markets products/services in the following categories.

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Accounting Services                    Lingerie
Architecture                           Limousines
Automotive Services                    Marketing of New Products
Children/Toys/Games                    Medical Services
Educational Products                   Personal Security
Food                                   Real Estate
Educational Videos                     Romance
Gifts                                  Self-Help Smoking De-Addiction
Graffiti Removal                       Singles Scene
Home Furnishings                       Sports Instruction
Home and Gardens                       Sportswear
Home Improvements                      Telecommunications
Hotels                                 Weddings
Jewelry                                Wines of the World

     The Company has no clients with whom the majority of its business is conducted. The loss of anyone or several clients would not be detrimental however. There can be no assurance that this will continue to be the case.

     The Company is currently conducting a national promotional campaign in an effort to raise the awareness level of potential clients and consumers of said clients' products, of the Company, its services, and its web site
"Shop-The-Net"™. This campaign utilizes the following media and television to achieve this increased awareness of the Company, its services and its clients' products or services.

     The following is the current and proposed Media Schedule for "Shop-The-Net"™

NEWSPAPERS - The Company has placed (or plans to place) advertisements designed to solicit clients in the following newspapers:

Wall Street Journal
New York Times
USA Today
Newark Star Ledger
Bergen Record
Miami Herald
Ft. Lauderdale Sun Sentinel
Boca Raton News

TRADE PUBLICATIONS - (Advertising Content and Press Releases) The Company has placed (or plans to place) advertisements designed to solicit clients in the following trade publications

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Online Access
Internet World
Interactive Age
Web Week
Web Master
Web Techniques
Boardwatch
Multimedia
Wired
Inside the Internet
New Media

T.V. Cable Systems and Cable Networks - The Company has placed (or plans to place) advertisements / commercials designed to solicit clients in the following broadcast, cable systems and cable networks

TCI Corporate
Adelphia Cable Corporate
Comcast Corporate
Discovery Channel
Family Network Channel
Nostalgia Channel
CNN
CNBC
ESPN
USA

The Company negotiates with the following Broadcast, Cable and Satellite Networks for the broadcast of the Company's Interactive Home Shopping Sitcom (Shop-The-Net) on an as needed basis

Nostalgia (20 million households)
Family Network (17 million households)
Network One (24 million households)

TV Stations Affiliates and Independents

WTWB - Pittsburgh, PA                       WNJU CH 47 - New York, NY
WJJA TV - Oak Circle Creek, MI              WTTA - Tampa, FL
KYUS TV - Miles City, MT                    WADL CH 38 - Clinton Township, MI
WWIN TV - Burlington, VT                    WAOH CH 29 - Kent, OH
WFHL TV - Decatur, IL                       WGCB - Red Lion, PA


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WAZ TV - Evansville, IN                    WAQ TV CH 46 - North Park Beach, FL
WEVU TV - Ft. Meyers, FL                   WBEK TV - Augusta, GA
KKAG TV - Porterville, CA                  WBTR TV - Baton Rouge, LA
KXLI - Big Lake, MN                        WGTW TV - Philadelphia, PA
WFAY TV - Lumber Bridge, NC                WTCN TV - West Palm Beach, FL
KGLR TV - Lubbock, TX                      KWHY TV - Los Angeles, CA
KMCI TV - Lawrence, KS                     WOWL TV - Florence, AL
WTXX TV - Prospect, CT

Online Services

American Online
Microsoft Network
Prodigy
Compuserve

The Company is currently not actively soliciting business internationally.

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                        ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL INFORMATION
The fiscal years' data are derived from audited financial statements


Statement of Operations     March 31, 1996     March 31, 1997     December 31, 1997
   Operations                                                   (Nine months ended)
Revenue                        $ 95,299          $409,343             $119,055
Net Income (Loss)              (169,450)           (6,654)            (243,881)
Net Income (Loss)                ($0.03)           ($0.05)                (.05)
     per Weighted                                     NIL
     Average Share

Earnings (Losses)               (169,450)         (58,830)            (243,881)
 Before provision for
Tax on Earnings


Net Earnings
 (Losses)                       (169,450)          (6,664)            (243,881)

BALANCE SHEET
Working Capital                   10,419           12,013
Total Assets                     161,563          191,943              387,575
Total Liability                   26,405           43,444                6,916
Shareholder Equity               135,158          148,504              380,116
Shareholder Equity per Share       $0.03            $0.03                $0.08


Management Discussion and Analysis of Certain Relevant Factors

     The Company has experienced losses from operations since its inception.

     Operating losses for fiscal 1997 was $6,654. In fiscal 1996 they were $169,450. In the nine months ended December 31, 1996, the operating loss was $243,881.

     The Company has addressed these losses by taking steps to increase the profit margin on sales by decreasing marketing and production costs associated with these sales. Operationally, the Company has greatly reduced its reliance on outside consultants for computer programming and research work. The Company has internalized the majority

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of its programming and has presently eliminated all of its research and development expenditures.

     The development costs of programming the web site and CD ROM products incurred by the Company have inherent in them a large amortization expense which accounted for 46% of the operational loss for fiscal 1996 and 74% of the operational loss in fiscal 1997. In the seven months ended December 31, 1997, the operational loss associated with amortization expense was 12%. As the revenues increase, the operational loss associated with this amortization expense will decrease.

     Gross margins for the year 1997 were 58% of sales versus 36% for fiscal 1996. This increase was due primarily to an increase of Internet related services being provided to clients. In the nine months ending December 31, 1997, the gross margin was 38%.The decrease in overall revenues for the nine months ended December 31, 1997 was due to a management decision to seek other types of revenues and projects that were not as labor intensive as those produced in 1995.

     The Company knows of no trends in the marketing industry that will impact its operations.

ITEM 3.  PROPERTIES AND EQUIPMENT

Executive Headquarters

     The Company`s corporate headquarters are located at 3163 Kennedy Boulevard, Jersey City, New Jersey 07306, in a three story, brick office-residential building located on a main thoroughfare in Jersey City, New Jersey. The Company occupies approximately 900 square feet on the ground floor, all of which space is devoted to clerical, administrative and sales purposes.

Boca Raton Facility

     The Company currently leases a 1,000 sq. ft. office in Boca Raton, Florida, which houses the operational and marketing areas of the Company. This lease is for a term of 2 years commencing May 13, 1996. The monthly payment for this lease is $940.00 per month.

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ITEM  4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information with respect to the share ownership, both before and after the prospective closing of the offering made hereby, of the Company's common stock by its officers and directors, both individually and as a group, and by the record and/or beneficial owners of more than 5 percent of the outstanding amount of such stock:

                  Shares Owned Beneficially and of Record
                 __________________________________________

                              Percent of Class
                  __________________________________________

                          Amount & Nature
                           of Beneficial       Percent of Ownership
    Name and Address         Ownership          as of December 31, 1997
_________________________________________________________________________

Marion H. Verdiramo (1)       3,400,930                   68.6%
_________________________________________________________________________

Small Business
   Development Group (2)      1,115,750                   22.8%
_________________________________________________________________________

     (1) Vincent L. Verdiramo, chairman of the board of directors and president of the Company, is the husband of Marion H. Verdiramo.

     (2) William J. Auletta, an officer and director of the Company is the sole stockholder of Small Business Development Group, Inc.

     Marion H. Verdiramo presently owns 3,400,930 shares of its common stock. Shares presently held by Marion H. Verdiramo constitute 68.6% of the Company's outstanding stock. Accordingly, Marion H. Verdiramo is in a position to continue to control, manage and direct the business and operations of the Company. See "DILUTION."

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Security Ownership of Management

     The following table sets forth information with respect to the share ownership, as of December 31, 1997, of the Company's common stock, $.001 par value, by its executive officers and directors and related parties, both individually and as a group:

                                     Amount and
 Name of                             Nature of
Beneficial                           Beneficial       Percent
  Owner                              Ownership        of class
____________________________________________________________________________
Vincent L. Verdiramo
3163 Kennedy Blvd
Jersey City, NJ 07306                    0                0%


William J. Auletta (1)
Small Business Development Group
5581-B Coach House Circle
Boca Raton, Florida 33433        1,115,750             22.5%


Maureen Hogan
881 Kennedy Boulevard
Bayonne, New Jersey 07002                0                0

All officers, directors,                 0                0
nominees and related parties
 (3 persons)                     1,115,750             22.5%

     (1) William J. Auletta, an Officer and Director of the Company is the sole stockholder of Small Business Development Group, Inc.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES DIRECTORS

     The following sets forth the directors of the Company as of December 31, 1997 their respective ages, the year in which each was first elected or appointed a director, and any other office in the Company held by each director.

Directors and Executive Officers

Directors and executive officers of the Company are as follows:

Name of Director /           Age        Position Held        Position held
Officer                                                      Since
______________________________________________________________________________


Vincent L. Verdiramo      Age 60     President and          May 5, 1995
                                     Chairman of the
                                     Board of Directors

William J. Auletta        Age 54     CEO and Vice Pres.     March 4, 1994

Maureen Hogan             Age 38     Secretar               March 4, 1994


Family Relationships

     No family relationship exists between or among any of the directors, executive officers, and significant employees, as defined below, of the Company or any person contemplated to become such, except that Vincent L. Verdiramo and Marion H. Verdiramo are husband and wife, respectively.

Business Experience

     Mr. Vincent L. Verdiramo, 60, has been engaged in the practice of law since 1965. More recently he was engaged as General Counsel for several publicly traded Companies from 1986 to 1994. Mr. Verdiramo has also enjoyed teaching affiliations with several colleges and universities within the New York - New Jersey area where he taught various courses in business and law. Since the Company's incorporation, Mr. Verdiramo has been functioning as its corporate counsel, Chairman and President, and has worked full time for the Company since its inception and will continue to do so.

     Mr. William J. Auletta, 54, has worked as founder, president and sole stockholder of Small Business Development Group, as a marketing consultant from 1990 to 1994. Mr. Auletta has created and implemented marketing plans for clients in over 100 different industries. Since the incorporation of the Company, Mr. Auletta has worked full time for the Company and will continue to do so.

     Ms. Maureen Hogan, 38, has worked as a legal secretary from 1990 to 1995. She has extensive experience in property management. She is president of Bishop Property Management, Inc., as a part of which Ms. Hogan has managed numerous properties for more than 10 years. Ms. Hogan will work approximately 10 to 15 hours per week for the Company.

ITEM 6.  EXECUTIVE COMPENSATION

Cash Compensation

     No executive officer of the Company has received or accrued cash compensation in excess of $60,000 during the last fiscal year. The following tables sets forth all cash compensation paid by the Company or its predecessors during the nine months ending December 31, 1997 to all executive officers of the Company as a group:


CASH COMPENSATION TABLE


Remuneration

Name of individual or identity of      Capacities in which
group remuneration                    Remuneration was received     Aggregate
______________________________________________________________________________


Vincent L. Verdiramo (1)               President and Chief         $     0.00
                                       Executive Officer

William J. Auletta (1)                 CEO                         $ 5,033.00

Maureen Hogan                          Secretary                   $ 1,800.00

     (1) William J. Auletta and Vincent L. Verdiramo have each entered into employment agreements with the Company effective upon the completion of its maximum public offering for a three year term. Each of these agreements provides for an annual salary of $70,000 plus health benefits.

Other Compensation

     No individual executive officer of the Company received or accrued compensation by way of personal benefits or securities or property valued at $25,000 or more and neither any individual executive officer nor all executive officers as a group, received or accrued, such compensation equal in value to 10% or more of such individual's or such group's aggregate cash compensation as reported in the "Cash Compensation Table" hereinabove.

Compensation of Directors

     The directors of the Company are not compensated for their services as such.

Change in Control

     The Company is not aware of any arrangements which may at a subsequent date result in a change in control of the Company, except as set forth above in the Agreement.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The initial funding for the Company was provided by Marion H. Verdiramo and William J. Auletta. The total amounts of the funding in both time and actual expenditure by both parties equaled $468,493. A payment was made during fiscal 1995 by the Company to Small Business Development Group, Inc., in the amount of $16,825. The balance of $451,668 was acknowledged pursuant to the resolution of the Company, to be the amount of long term debt then owed by the Company to the two principal stockholders, Marion H. Verdiramo and Small Business Development Group, Inc. This debt was converted into 4,516,680 shares of common stock at $0.10 cents per share, by board resolution.

     During its development stage the Company engaged Dyna A.B., to begin the process of programming the Company's web site "Shop-The-Net"™. The Company was unable to meet its obligation to pay the invoices for the services provided by Dyna A. B., so the Company's principal stockholder, Marion H. Verdiramo assumed the responsibility for these invoices and paid Dyna A.B. directly for the programming of the Company's web site, "Shop-The-Net"™. The amount of the invoices from Dyna A.B. for this programming and the related computer consulting was $250,208. Ms. Verdiramo also lent to the Company as working capital $38,885 and $25,000 in the fiscal years 1995 and 1996, respectively. Also in fiscal 1995, the Company had signed a note to Vincent L. Verdiramo, (President of the Company) in the amount of $25,000 in lieu of payment for services rendered and expenses incurred by the law firm of Verdiramo & Verdiramo, P.A. of which he is a partner. Of the $25,000, legal fees and expenses were $22,500 and $2,500 were organizational costs for the Company. This note was transferred to Marion
H. Verdiramo on May 31, 1995, thus bringing the total owed Ms. Verdiramo to $340,093. This loan amount owed by the Company to Ms. Verdiramo, was converted as described in the preceding paragraph for 3,400,930 shares of common stock at $0.10 per share.

     Mr. Auletta, as president of Small Business Development Group, conducted significant market research in order to validate the feasibility of the proposed business enterprise for the Company. This research was conducted over a period of eighteen months beginning January 1993 and ending June 1994. The Company's Board by resolution, on May 31, 1994, adopted the expenses incurred by Small Business Development Group and its principal William J. Auletta resulting from Small Business' research and feasibility studies which lead to the formation of the Company in March 1994. The Company was thereby obligated for $128,400 to Small Business Development Group, Inc. for this research and development. No subsequent research and development work was performed in 1996 as the initial research and development performed for the Company was for the purpose of determining the viability of the enterprise.

     This indebtedness was converted to a formal note and carried as a long term debt to a stockholder by the Company. Subsequently the board of directors of the Company, by resolution, elected to convert this note in the amount of $111,575 to 1,115,750 shares of stock. (representing the original amount of $128,400 minus the payment made of $16,825 equaling $111,575).

     On March 15, 1996, the Company advanced to Vincent L. Verdiramo a loan in the amount of $8,900. Said note was made at the applicable federal interest rate and was paid in full, ahead of schedule, on October 25, 1996. At that time, Mr. Verdiramo advanced $5,100 to the Company to be paid upon demand at no interest. The balance owed Mr. Verdiramo as of December 31, 1997 is $21,653.00. As of December 31, 1998, the company shows receivable from offices in the amount of $5,033. This amount is due from Mr. Auletta. Should Mr. Auletta not pay the balance by the end of the fiscal year this amount will be reclassified as Officers Compensation.

ITEM 8.LEGAL PROCEEDINGS

     There is no litigation currently pending and the Company is not aware of any disputes that may lead to litigation.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     The Company's common stock, is traded in the over-the-counter market. The following table sets forth the range of high and low bid quotations as reported by the, during the two most recent fiscal years. Bid quotations represent prices between dealers, do not include retail markup, mark down or other fees or commissions, and do not necessarily represent actual transactions.

     Calendar Quarter                      Bid Prices
          Ended                         Low          High
_______________________________________________________________

       November 23, 1997                 8             8
       December 31, 1997                 8             8
       March 31, 1998                  3/8         3 3/8


     As of December 1997, the number of holders of record of the common stock, $.001 par value, of the Company was 53.

Dividend Policy

     The Company has paid no cash dividends and has no present plan to pay cash dividends, intending instead to reinvest its earnings, if any. However, payment of future cash dividends will be determined from time to time by its board of directors, based upon its future earnings, financial condition, capital requirements and other factors. The Company is not presently subject to any restriction on its present or future ability to pay such dividends.

ITEM 10.RECENT SALES OF UNREGISTERED SECURITIES

     On November 20, 1997, the Company issued 10,000 shares of common stock to Gino Zeppettini in exchange for consulting services.

     On December 3, 1997, the Company issued 2,000 shares of common stock to Marston Webb International in exchange for public relations services.

     On February 23, 1998, the Company issued 5,000 shares of common stock to Kenton Prescott in exchange for consulting services.

     With respect to the issuance of securities claimed to have been exempt from registration under the Act pursuant to Section 4(2) thereof as hereinabove described:

     (i) The Company did not engage in general advertising or general solicitation and paid no commission or similar remuneration, directly or indirectly, with respect to such transaction.

     (ii) The Company made reasonable inquiry to determine the investment intent of the persons acquiring the securities and for whose account the securities would be acquired (i.e. to determine that such shares were purchased for investment and without a view to their resale or distribution), informed all recipients thereof regarding the restrictions on resale and caused an appropriate legend to be placed on certificates or documents evidencing such securities reciting the absence of their registration under the Act and referring to the restrictions on their transferability and resale.

     (iii) All persons who acquired these securities were provided with all information requested by them and with what the Company believes to be all relevant information concerning the Company. These persons are afforded continuing access to all such information. All such persons are either officers, directors or persons otherwise doing business with the Company or are relatives or close friends of such persons who, the Company believes, are otherwise knowledgeable with respect to the affairs of the Company.

     (iv) All persons who acquired these securities have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of such investment and are able to bear the economic risk thereof.

     Accordingly, the Company claims the transaction hereinabove described in paragraphs i through iv of this Item 10, to have been exempt from the registration requirements of Section 5 of the Act by reason of Section 4(2) thereof (as to those transactions so indicated) in that such transaction did not involve a public offering of securities.

ITEM 11.  DESCRIPTION OF THE COMPANY'S SECURITIES TO BE REGISTERED

General

     The Company is authorized to issue 25,000,000 shares of common stock ($.001 par value per share), and 5,000,000 non cumulative preferred, ($.001 par value per share). These are the only classes of stock authorized to be issued. The common and preferred stock have no conversion, preemptive or subscription rights as to any securities of the Company and are not liable to assessments or further calls. Each share of common stock of the Company, when fully paid for, will be validly issued and outstanding, is entitled to one vote on all matters to be voted on by shareholders, is entitled to equal dividends when and as declared by the board of directors from funds legally available therefor, and is entitled to a pro rata share of the Company's net assets in the event of dissolution, liquidation or winding up of the Company.

Common Stock

     The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to common shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Redeemable Warrants

     The Redeemable Warrants were issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and Jersey Transfer and Trust Co. of New Jersey, 201 Bloomfield Avenue, Verona, New Jersey 07044, as warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement and are subject to the detailed provisions thereof, to which reference is made for a complete statement of such provisions. The Warrant Agreement has been filed as an exhibit hereto. See ADDITIONAL INFORMATION.

     Each Redeemable Warrant entitles the registered owner to purchase one share of Common Stock at any time for a period of one year commencing one year from the effective date of issuance at an exercise price of $12.00 per share. The exercise price of the Redeemable Warrants may be reduced and the expiration date for the exercise of the

Redeemable Warrants may be extended at the discretion of the board of directors of the Company. The Company has authorized and reserved for issuance that number of shares of Common Stock equal to the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants. Such shares of Common Stock, when issued, shall be fully paid and non-assessable.

     The common stock underlying these amended redeemable warrants have not been qualified for sale in this offering and the warrants cannot be exercised until an exemption is found for the underlying stock or the stock is registered.

     The exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants are subject to adjustment upon occurrence of certain events including payment of stock dividends on the Common Stock, stock splits, subdivisions, consolidations or reclassification of the Common Stock and any merger or consolidation of the Company or a sale of all or substantially all of the Company's assets. The Redeemable Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock at a price less than the exercise price of the Redeemable Warrants. In the event of the complete liquidation and dissolution of the Company, the Redeemable Warrants terminate. If certain of the events, including payment of stock dividends on the Common Stock, stock splits, subdivisions, consolidations or reclassification of the Common Stock and any merger or consolidation of the Company or a sale of all or substantially all of the Company's assets, holders of the Redeemable Warrants will be given advance notice in order to be able to exercise the Redeemable Warrants before the event. No adjustments as to dividends (except stock dividends paid on the Common Stock) will be made upon an exercise of Redeemable Warrants. Holders of Redeemable Warrants, as such, do not have any voting or other rights as shareholders of the Company.

     Each Redeemable Warrant is redeemable at the option of the Company at a redemption price of $.10 per Redeemable Warrant on 30 days prior written notice if the closing bid price for the Common Stock for any ten trading days during the twenty trading days ended three days before the notice of Redemption is at least $15.00 per share. In the event of the forwarding of a notice of Redemption, Redeemable Warrant holders will be able to exercise their Redeemable Warrants until the close of business on the redemption date. In the event the Redeemable Warrant exercise price is reduced, such Redeemable Warrant may be redeemed at the above redemption price if the above described closing price is at least equal to the reduced exercise price for any ten trading days during the above described twenty day period.

     At any time when the Redeemable Warrants are exercisable, the Company is required to have a Current Offering Circular on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Redeemable Warrants reside in order to comply with applicable laws in connection with the exercise of the Redeemable Warrants and the resale of the Common Stock issued upon such exercise. So long as the Redeemable Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Offering Circular required to be filed under the Securities Act, and to take appropriate action under federal and state securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the Redeemable Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the Redeemable Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Redeemable Warrants but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms to include redemption of the redeemable warrants before they are registered or exempted. Should the Company decide to amend the redeemable warrants as heretofore stated a post filing amendment will be filed with the SEC and said amendment must be declared effective or qualified before the amended warrant may be traded. The holders of the redeemable warrants shall be notified of any proposed amendment to the redeemable warrants by regular mail upon submission of the amendment to the SEC.

Noncumulative Voting

     Since the common stock of the Company does not have cumulative voting rights, the holders of more than 50 percent of the outstanding shares can elect all of the directors, if they choose to do so, in which event the holders of the remaining shares cannot elect any directors. Accordingly, since the present shareholders own, and may in the foreseeable future continue to own more than 50 percent of the outstanding shares, they will continue to be able to elect all of the directors.

Dividend Policy

     The payment by the Company of dividends, if any, in the future rests on the discretion of its board of directors, and will depend, among other things, upon the Company's earnings, its capital requirements, and its financial condition, as well as other relevant factors. The Company has not paid or declared any dividends upon its common stock since its inception, and by reason of its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its common stock in the foreseeable future. SEE "RISK FACTORS."

Reports to Shareholders

     The Company intends to furnish its shareholders with annual reports of its operations, containing financial statements. The Company will also file quarterly reports as required by Regulation 12R of the Act of 1934.

Transfer Agent

     The Company has contracted with Jersey Transfer and Trust Co. of New Jersey, 201 Bloomfield Avenue, Verona, New Jersey 07044.


ITEM 12.  INDEMNIFICATION OF DIRECTOR AND OFFICERS

     Interactive Multimedia Network, Inc. (the "Delaware Corporation") was incorporated under the laws of the State of Delaware June 13, 1995 (see Item
I. Business). As of the date of the Merger into the Delaware Corporation, the Company was incorporated in the State of Delaware. Section 145 of the Delaware General Corporation laws as set forth below defines the powers of the Company to indemnify officers, directors, employees and agents. Section 145 provides as follows:

     Sec. 145.  Indemnification of Officers, Directors, Employees and Agents:
Insurance

     (a) A corporation will have power to indemnify any person, who as or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he is, or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was not unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, or suit by, or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) or (b) (unless ordered by a Court) will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination will be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties of such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amounts unless it will ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

     (f) The indemnification and advancement of expenses provided by this section will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee, or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

     (g) A corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     (h) For the purposes of this section, reference to "the corporation" will include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. (As amended by Ch. 437, L. '74, eff. 7-1-74).

     (i) For purposes of this section, references to "other enterprises" will include employee benefit plans; references to "fines" will include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" will include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) "The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person".

     Except to the extent herein above set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the"Act" and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

     The financial statements of the Company, itemized in the subtopic, "Financial Statements" under Item 15 hereof, are set forth below.


ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company has engaged the firm of Terrence J. Dunne, to audit its financial statements and schedules for its fiscal years ended March 31, 1998, and 1997 and December 31, 1986 and 1985. There has been no disagreement between the Company and its accountants on any matter of accounting principles or practice or financial statement disclosure.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

     The financial statements filed as a part of this report are as follows:

     Reports of independent accountants

     Balance sheets as of March 31, 1996, and 1995 and December 31, 1997.

     Statement of operations - Years ended March 31, 1997 and 1996 and for the nine months ended December 31, 1997.

     Statements of stockholders' equity/(deficiency) - Years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997.

     Statements of changes in financial position - Years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997.

     Notes to financial statements

Financial Statement Schedules

     The financial statement schedules filed as a part of this registration statement are as follows:

     Report of independent accountants as to schedules

     Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statement or notes thereto.

Exhibits

     The exhibits required to be filed as a part of this registration statement have been previously filed with the Securities and Exchange Commission as a part of the Company's Regulation filing qualified on February 21, 1997.

                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                          Interactive Multimedia Network, Inc.
                                                       (Registrant)

Date: April 14, 1998                     BY: /s/ Vincent L. Verdiramo
                                             VINCENT L. VERDIRAMO, President

                                         BY:/s/ Maureen Hogan
                                            MAUREEN HOGAN, Secretary

                        Interactive Multimedia Network, Inc.

                               FINANCIAL STATEMENTS

                                      Audited
                              March 31, 1997 and 1996


                                     Unaudited

Interactive Multimedia Network, Inc.

TABLE OF CONTENTS
March 31, 1997
===================================================================


                                                            PAGE
                                                           ------
ACCOUNTANT'S AUDIT REPORT                                     1

FINANCIAL STATEMENTS
     Statement of Financial Position For the Years Ended
       March 31, 1997 and March 31, 1996                      2

     Statement of Operations For the Years Ended
       March 31, 1997 and March 31, 1996                      4

     Statement of Changes in Stockholders' Equity For
       the Years Ended March 31, 1997 and March 31, 1996      5

     Statement of Cash Flows For the Years Ended
       March 31, 1997 and March 31, 1996                      6

NOTES TO FINANCIAL STATEMENTS                                8-12

                          TERRENCE J. DUNNE, MBA, MST
                          Certified Public Accountant
                          Suite 1100 Washington Trust
                        Spokane, Washington 99201-3915
                              Tel: (509) 747-6752
                              Fax: (509) 455-8483


To The Board of Directors of
Interactive Multimedia Network, Inc.


                           "INDEPENDENT AUDITOR'S REPORT"
                            ----------------------------

I have audited the accompanying balance sheets or Interactive Multimedia Network, Inc. as of March 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of Interactive Multimedia Network, Inc. as of March 31, 1996, were audited by other auditors whose report dated October 28, 1996, expressed an unqualified opinion on those statements.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Multimedia Network, Inc., as of March 31, 1997 and the results of operations changes in stockholders' equity and cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Terrence J. Dunne
Certified Public Accountant

Spokane, Washington
December 18, 1997

                         INTERACTIVE MULTIMEDIA NETWORK, INC.

                        Statement of Financial Position as of
                         March 31, 1997 and March 31, 1996
______________________________________________________________________________

                                        ASSETS

                                                  1997                1996
                                             ________________________________
CURRENT ASSETS
     Cash                                        $   43,107     $      19,024
     Accounts Receivable (Note 1)                    12,850            17,800
                                              -------------------------------
          Total current assets                   $   55,957     $     431,906
                                              -------------------------------
PROPERTY AND EQUIPMENT (Note 1)

     Equipment                                        8,310             8,310

     Furniture & Fixtures                             4,449             1,537

     Computer Equipment                              20,763            10,063

     Software                                       197,938           196,043
                                              -------------------------------
                                                    231,460           215,953

     Less: Accumulated Depreciation               ( 176,406)         (103,206)
                                              -------------------------------

          Net property and equipment                 55,054           112,747
                                              -------------------------------
OTHER ASSETS
     Deferred Offering Costs (Note 1 and 3)          26,257

     Organizational Costs, net of amortization
       $1,417 and $917 respectively (Note 1)          1,083             1,583

     Trademark, Net of Amortization of $164
       and $76 respectively (Note 1)                  1,141             1,229

     Loan to Officer (Note 3)                                           8,900

     Deposits                                           280               280

     Deferred tax asset (Note 4)                     52,176
                                              -------------------------------

       Total Other Assets                            80,937            11,992
                                              -------------------------------

TOTAL ASSETS                                  $     191,948     $     556,645
                                              ===============================

   The accompanying notes are an integral part of these financial statements.

                         INTERACTIVE MULTIMEDIA NETWORK, INC.

                        Statement of Financial Position as of
                          March 31, 1997 and March 31, 1996
__________________________________________________________________________

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                   1997               1996
                                           ____________________________________
CURRENT LIABILITIES

    Accounts Payable                         $     40,555     $      9,032

    Accrued Expenses                                  236           11,273

    Note payable to officer (Note 3)                2,653

    Notes Payable (Note 2)                                          6,000

      State Income Tax Payable                                        100
                                             --------------------------------
       Total current liabilities                   43,444          26,405
                                             --------------------------------
STOCKHOLDERS' EQUITY
     Preferred Stock - Non Cumulative
       par value $.001, Authorized 5,000,000
       shares, no shares issued and
       outstanding

     Common Stock - $.001 par value,
       25,000,000 shares authorized; 4,893,680
       shares issued and outstanding at March
       31, 1997 and March 31, 1996                 4,894           4,894

     Additional paid-in capital (Note 3)         591,824         571,824

     Accumulated deficit                        (448,214)       (441,560)

      Total stockholders' equity                 148,504         135,158
                                             --------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                $    191,948     $   161,563
                                             ================================

   The accompanying notes are an integral part of these financial statements.

                         INTERACTIVE MULTIMEDIA NETWORK, INC.

                     Statement of Operations For the Years Ended
                          March 31, 1997 and March 31, 1996
____________________________________________________________________________

                                             1997               1996

SALES                                   $    409,343     $    95,299

COST OF SALES                                168,944          60,860
                                        --------------------------------
      GROSS PROFIT                           240,399          34,439
                                        ================================
OPERATING EXPENSES

     Amortization Expense                     66,561          65,924

     Advertising and promotion                43,394          16,169

     Outside Service                          40,266          11,382

     Office Expense                           39,050           9,881

     Compensation                             38,224          45,808

     Communications                           16,874          13,449

     Rent                                     13,908          12,528

     Travel and entertainment                 13,512           9,461

     Insurance                                 8,249           2,220

     Depreciation Expense                      7,228           4,957

     Legal and accounting                      6,668           3,249

     Freight and delivery                      4,498           2,780

     Interest Expense                            400           1,928

     Bad debt expense                                          3,850

     Taxes                                       396             303
                                          --------------------------------

          Total operating expenses           299,229         203,889

(LOSS) BEFORE INCOME TAXES                   (58,830)       (169,450)

INCOME TAX BENEFIT                            52,176
                                          ================================

NET (LOSS)                             $     (6,654)     $ (169,450)
                                          ================================

NET (LOSS) PER SHARE                   $       (NIL)     $        0
                                          ================================

Weighted Average Number of Shares      $    4,893,680     $  4,615,603
                                          ================================

   The accompanying notes are an integral part of these financial statements.

                          INTERACTIVE MULTIMEDIA NETWORK, INC.

                 Statement of Changes in Stockholders' Equity for the
                     Years Ended March 31, 1997 and March 31, 1996

____________________________________________________________________________________________


                              Common Stock            Additional
                             Shares     Amount        Paid-In       Accumulated
                                                      Capital       Deficit         Total

____________________________________________________________________________________________

Balance at
   March 31, 1995            4,306,680    $ 4,307     $ 462,361     $ (272,110)  $ 194,558

Sale of common stock at
     amounts between
     $.50 to $1.00 per
     share                     92,000         92        55,908                      56,000

Common stock issued in
     exchange for services
     at amounts between
     $.01 and $.10 per
     share                   495,000         495         33,555                      34,050

Management services
     contributed by
     related party
      (Note 3)                                           20,000                      20,000

Net Loss                                                              (169,450)    (169,450)

_______________________________________________________________________________________________________

Balance at
     March 31, 1996       4,893,680        4,894        571,824       (441,560)      165,158

________________________________________________________________________________________________________

Management services
     contributed by related
     party (Note 3)                                      20,000                       20,000

Net Loss                                                                (6,654)       (6,654)

________________________________________________________________________________________________________

Balance at
     March 31, 1997       4,893,680       $4,894      $ 591,824      $(448,214)     $148,504

=========================================================================================================


   The accompanying notes are an integral part of these financial statements.

                         INTERACTIVE MULTIMEDIA NETWORK, INC.

                      Statement of Cash Flows for the Year Ended
                          March 31, 1997 and March 31, 1996
________________________________________________________________________________


                                                             1997               1996
                                                        ________________________________
CASH FLOWS FROM OPERATING ACTIVITIES

      Net (loss)                                          $  (6,654)         $ (169,450)

     Add items not requiring the use of cash:

         Depreciation and amortization                       73,788              70,881

         Management services contributed by related party    20,000              20,000

     Decrease in accounts receivable                          4,950               4,200

     Decrease in prepaid expense                                355

     (Increase) in deferred offering costs                  (26,257)

     Decrease in loans to shareholders                        6,453

     (Increase) in deferred income taxes, net               (52,176)

     (Decrease) increase in accounts payable                 31,523             (9,263)

     (Decrease) in accrued expenses                         (11,037)

     (Decrease) in state income taxes payable                  (100)
                                                          _______________________________
NET CASH FLOWS PROVIDED (USED)

     FROM OPERATING ACTIVITIES
                                                             40,490            (83,277)
                                                          _______________________________
CASH FLOWS FROM INVESTING ACTIVITIES

     Purchase of fixed assets and software                  (15,507)           (10,063)

     Purchase of trademark                                                      (1,305)
                                                         ________________________________

NET CASH USED BY INVESTING ACTIVITIES                       (15,507)           (11,368)

CASH FLOWS FROM BY FINANCING ACTIVITIES

     Proceeds from the issuance of common stock                                 90,050

     Proceeds from notes payable officer                      5,100

     Payments on note payable                                (6,000)           (23,900)
                                                          ________________________________
NET CASH FLOWS PROVIDED (USED)
     FROM FINANCING ACTIVITIES                                 (900)            66,150
                                                          ________________________________

NET INCREASE (DECREASE) IN CASH                               24,083


 The accompanying notes are an integral part of these financial statements.

                          INTERACTIVE MULTIMEDIA NETWORK, INC.

                       Statement of Cash Flows for the Year Ended
                      March 31, 1997 and March 31, 1996 (Continued)
_____________________________________________________________________________

                                                     1997             1996
                                                  __________________________

CASH AT BEGINNING OF YEAR                           19,024           47,519
                                                  __________________________

CASH AT END OF YEAR                                 43,107           47,519
                                                  ==========================

SUPPLEMENTAL INFORMATION

     Interest paid in cash                       $      400      $    1,928

                                                  ==========================

   The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interactive Multimedia Network Inc. ("Interactive" or "The Company") was incorporated in the State of New Jersey on March 4, 1994 and reincorporated in the State of Delaware on June 13, 1995. The Company's primary business activity is marketing through multiple media channels. The Company has acquired computer software specifically developed for the purpose of facilitating on-line purchases of a variety of products and services. The corporate offices of the Company are located in the State of New Jersey and the operational office in the State of Florida. The Company's fiscal year end is March 31st.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain accounts in the prior year's financial statements have been reclassified for comparative purposes to conform to the presentation in the current year's financial statements.

For the purpose of the statement of cash flows, the Company considers time deposits and all liquid debt instruments with original maturities of three months or less to be cash equivalents.

The carrying amounts reported in the statement of financial position for cash equivalents, receivables, accounts payable, interest payable and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

The Company considers all accounts receivable to be fully collectible: accordingly, no allowance for doubtful accounts is required. When an account becomes uncollectible, it is charged to operations when that determination is made.

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated lives of the assets for both financial statement and federal income tax purposes. The categories of computer equipment and software have estimated lives of three years. Equipment and furniture and fixtures have estimated lives of five and seven years respectively.

Intangible assets subject to amortization include organization costs and trademark costs. Amortization is computed on the straight-line basis over the estimated lives of these assets. Organizational costs and trademarks are amortized over five and seventeen years respectively.

Costs directly associated with the raising of capital through the sale of common stock are capitalized when incurred. These costs are charged to the additional paid in capital account if the Company is successful in raising such capital. If the Company is unsuccessful in raising such capital these costs are charged to operations.

Earnings (losses) per share are calculated using the weighted average number of shares outstanding during the year.

NOTE 1 - ORGANIZATION SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued):

The Company accounts for income taxes in accordance with the requirements of Financial Accounting Standards #109, which states that the objectives for income taxes are to recognize the amount of income taxes refundable or payable for the current year and to recognize deferred tax assets and liabilities for future tar consequences of events that have been recognized in a corporation's financial statements or Income tar returns.



NOTE 2 - LONG TERM DEBT
Long Term Debt consists of the following:                  1997          1996
                                                          ____________________

Convertible Promissory Note - Borrowed
from an individual,  principal and
accrued interest of 8.0% per annum payable
December 31, 1995.  This note may be
convertible in whole at any time prior
to its maturity or prepayment into a number
of shares of borrower's common stock,
no par value equal to principal and accrued
interest divided by .50 (the "conversion  Price").            $0        $1,400

Convertible Promissory Note - Borrowed
from a corporation, principal and accrued
interest of 8.0% per annum payable December
31, 1995.  This note may be convertible in
whole at any time prior to its maturity or
prepayment into a number of shares or
borrower's common stock, no par value
equal to principal and accrued interest
divided by .50 (the "conversion price").                        0        1,400

Convertible Promissory Note - Borrowed
from an individual, principal and accrued
interest of 8.0% per annum payable December
31, 1995.  This note may be convertible in
whole at any time prior to its maturity or
prepayment into a number of shares of bor-
rower's common stock, no par value equal
to principal and accrued interest divided
by .50 (the "conversion price").                                0        1,400

Convertible Promissory Note -Borrowed from
an individual, principal an accrued interest
of 8.0% per annum payable December 31, 1995.
This note may be convertible in whole at any
time prior to its maturity or prepayment into
a number of shares of borrower's common stock,
no par value equal to principal and accrued
interest divided by .50 (the "conversion
price").                                                       0           900

NOTE 2 - LONG TERM DEBT (CONTINUED):                        1997         1996
                                                          ____________________

Convertible Promissory Note - Borrowed
from an individual, principal and accrued
interest of 8.0% per annum payable December
31, 1995.  This note may be convertible in
whole at any time prior to its maturity or
prepayment into a number of shares of
borrower's common stock, no par value
equal to principal and accrued interest
divided by .50 (the "conversion price").                        0          900
                                                           ____________________

                                     Total                      0        6,000
                                                           ____________________
NOTE 3 - RELATED PARTY TRANSACTIONS

Legal services to Interactive Multimedia Network, Inc. are performed by Verdiramo & Verdiramo. P.A.. This professional association is owned by Vincent
L. Verdiramo, President of Interactive Multimedia Network, Inc. and his son Vincent S. Verdiramo. Legal fees of $10,000, which are included in deferred offering costs (see Note 1), were incurred for the offering circular of February 21, 1997. Verdiramo & Verdiramo, P.A. is providing limited use of office space for the benefit of the Company, with no charge for rent.

The Company has been involved in periodic transactions, whereby moneys have been advanced to the President of the Company and the President has advanced moneys to the Company. The Company made an unsecured loan of $8,900 on March 15, 1996, to the President. This note was due on demand and had an interest rate equal to the prevailing Federal Reserve Rate. This note was satisfied in fiscal 1997 and additional funds were advanced by the President to the Company. As of March 31, 1997, the Company was obligated to the President for a total of $2,653. This amount is non-interest bearing and is due on demand.

Space leased in the name of William J. Auletta, Vice President of Interactive Multimedia Network, Inc. is used by the Company to conduct business in Florida. The Company pays the lessor directly.

The Company routinely sends funds to Small Business Development Group, Inc., a corporation owned solely by William J. Auletta. These funds are used to pay expenses on behalf of the Company's office in Florida.

The board of directors by resolution has provided employment agreements to the President and Vice President of the Company conditional upon completion of its maximum public offering for a three-year term. Each of these agreements provides for an annual salary of $70,000. Had the agreements been in effect, the net losses would have been ($146,654) and ($309,450) for the years ended 1997 and 1996 respectively.

The Company recorded officer compensation for the President of the Company in the amounts of $20,000 and $20,000 during the fiscal years ending March 31, 1997 and 1996, respectively. Compensation was paid as additional paid-in capital in exchange for services performed at the fair market value of such services.

NOTE 4 - INCOME TAXES:

The deferred tax asset, net in the accompanying statement of financial position, includes the following components:

                                         March 31, 1997        March 31, 1996
                                      ________________________________________

Deferred Tax Asset - Federal                $129,213               $120,536

Deferred Tax Asset - State                    44,707                 39,649

Less: Deferred tax asset
       valuation allowance - Federal         (90,449)              (120,536)

Less: Deferred tax asset
       valuation allowance - State           (31,295)               (39,649)
                                     _________________________________________

Deferred tax asset, net                     $ 52,176               $      0
                                    ==========================================

The following temporary differences
   gave rise to the deferred tax asset:

                                         March 31, 1997       March 31, 1996
                                     _________________________________________

Net operating loss carryforward             $173,921               $160,186
                                     _________________________________________

Deferred tax asset                          $173,921               $160,186
                                     =========================================

The following temporary differences
   gave rise to the income tax benefit:

                                        March 31, 1997       March 31, 1996
                                    _________________________________________

Net operating loss carryforward            $173,921              $160,186

Less: Valuation Allowance                  (121,745)             (160,186)
                                    _________________________________________

Income tax benefit                           52,176                     0
                                    =========================================

The Company has available at March 31, 1997 a net operating loss carryforward of $496,746 which will begin to expire in the year 2009.

NOTE 5 - LEASE COMMITMENTS

The company leases its office Space for its Florida operations under an operating lease agreement. (See Note 3). This lease requires monthly lease payments of $990 and expires May 13, 1998.

The following is a schedule of minimum lease payments under this lease:

               March 31, 1998      $ 11,280
                                   ==========
NOTE 6 - SUBSEQUENT EVENT

During 1997, the Company raised approximately $500,000 through the sale of common stock in conjunction with an offering circular (See Note 3), which was exempt from registration under the Securities Act of 1933. This stock offering is still open, with a maximum offering of 625,000 units for a total of $5,000,000 (less broker-dealer commissions, if any).

                      Interactive Multimedia Network, Inc.

                             FINANCIAL STATEMENTS


                              December 31, 1997

Interactive Multimedia Network, Inc.


TABLE OF CONTENTS
December 31, 1997
==================================================================

                                                              PAGE
                                                              ----
ACCOUNTANT'S REPORT                                             1

FINANCIAL STATEMENTS
     Statement of Financial Position
        as of December 31, 1997                                 2

     Statement of Operations For
        the Nine Months Ended December 31, 1997                 3

     Statement of Changes in Stockholders'
         Equity For the Nine Months Ended December 31, 1997     4

     Statement of Cash Flows For the
          Nine Months Ended December 31, 1997                   5

NOTES TO FINANCIAL STATEMENTS                                  6-9

                         TERRENCE J. DUNNE, MBA, MST
                         Certified Public Accountant
                         Suite 1100 Washington Trust
                        Spokane, Washington 99201-3915
                              Tel: (509) 747-6752
                              Fax: (509) 455-8483


To The Board of Directors of
Interactive Multimedia Network, Inc.


                             "ACCOUNTANT'S REPORT"
                              -------------------


The accompanying statement of financial position of Interactive Multimedia Network, Inc. as of December 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the nine month period ended December 31, 1997, were not audited by me and, accordingly, I do not express any opinion on them.


/s/  Terrence J. Dunne
Certified Public Accountant

Spokane, Washington
February 19, 1997

                         INTERACTIVE MULTIMEDIA NETWORK, INC.

                       Statement of Financial Position as of
                                December 31, 1997
______________________________________________________________________________


                                       ASSETS
                                       ------
CURRENT ASSETS

     Cash                                                            $ 190,208

     Accounts Receivable (Note 1)                                       51,250

     Receivable from Officer (Note 3)                                    5,033

     Note Receivable (Note 2)                                           54,000
                                                                     __________

          Total current assets                                       $ 300,491
                                                                     __________

PROPERTY AND EQUIPMENT (Note 1)

     Equipment                                                          12,449

     Furniture & Fixtures                                                4,449

     Computer Equipment                                                 29,153

     Software                                                          197,938
                                                                     __________

                                                                       243,989

     Less: Accumulated Depreciation                                   (211,695)
                                                                     __________

          Net property and equipment                                    32,294

OTHER ASSETS

     Security Deposit                                                      280

     Organizational Costs, net of amortization
          $1,792 (Note 1)                                                  708

     Trademark, Net of Amortization of $222 (Note 1)                     1,083

     Deferred tax asset (Note 4)                                        52,176
                                                                     __________
          Total Other Assets                                            54,247
                                                                     __________
TOTAL ASSETS                                                   $       387,032
                                                                     ==========

   The accompanying notes are an integral part of these financial statement.

                       INTERACTIVE MULTIMEDIA NETWORK, INC.

                      Statement of Financial Position as of
                        March 31, 1997 and March 31, 1996

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                     --------------------------------------

                                                                        1997
                                                                     _________
CURRENT LIABILITIES

    Accounts Payable                                                  $  4,027

    Accrued Expenses                                                       236

    Note payable to officer (Note 3)                                     2,653
                                                                     _________

          Total current liabilities                                      6,916
                                                                     _________

STOCKHOLDERS' EQUITY
     Preferred Stock - Non Cumulative
          par value $.001, Authorized 5,000,000
          shares, no shares issued and outstanding

     Common Stock - $.001 par value,
          25,000,000 shares authorized; 4,956,505                        4,957

     Additional paid-in capital (Note 3)                             1,067,254

     Accumulated deficit                                              (692,095)

          Total stockholders' equity                                   380,116
                                                                    __________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                     $ 387,032
                                                                    ==========

    The accompanying notes are an integral part of these financial statement.

                        INTERACTIVE MULTIMEDIA NETWORK, INC.

                     Statement of Operations For The Nine Months
                               Ended December 31, 1997

                                                                   1997
                                                              _____________

SALES                                                         $     119,055

COST OF SALES                                                        73,759
                                                              _____________

   GROSS PROFIT                                                      45,296
                                                              _____________
OPERATING EXPENSES

   Advertising and promotion                                         61,691

   Consulting                                                        50,000

   Outside Service                                                   46,087

   Amortization Expense                                              29,815

   Legal and accounting                                              23,079

   Office Expense                                                    19,630

   Travel and entertainment                                          14,160

   Communications                                                    10,372

   Rent                                                               9,010

   Dues and subscriptions                                             6,229

   Depreciation Expense                                               5,907

   Insurance                                                          2,915

   Freight and delivery                                               1,749

   Clerical                                                          11,271

   Taxes                                                        _____________

       Total operating expenses                                    292,540
                                                               _____________

(LOSS) FROM OPERATIONS                                            (247,244)
                                                               _____________

OTHER INCOME

    Interest Income                                                  3,363
                                                               _____________

NET (LOSS)                                                    $   (243,881)
                                                               =============

NET (LOSS) PER SHARE                                          $      (0.05)
                                                               =============

   The accompanying notes are an integral part of these financial statement.

                         INTERACTIVE MULTIMEDIA NETWORK, INC

                  Statement of Changes in Stockholders' Equity for
                   The Nine Month Period Ended December 31, 1997

_________________________________________________________________________________________

                              Common Stock             Additional
                             Shares     Amount         Paid-In     Accumulated
                                                       Capital     Deficit         Total

__________________________________________________________________________________________

Balance
                         4,306,680     $ 4,894     $ 591,824     $(448,214)    $ 148,504
Issuance of common
   stock for $8.00 per
   share in cash            62,825         63         50,253                     502,600

Direct costs of common
   stock offering                                    (27,107)                    (27,107)

Net Loss                                                          (243,881)     (243,881)

____________________________________________________________________________________________

Balances at
   December  31, 1997   4,956,505     4,957       $1,067,254     $(692,095)    $ 380,116

==========================================================================================

    The accompanying notes are an integral part of these financial statements.

                        INTERACTIVE MULTIMEDIA NETWORK, INC.

                Statement of Cash Flow for the Nine Month Period
                               December 31, 1997

                                                                 1997
                                                                _______

CASH FLOWS FROM OPERATING ACTIVITIES
     Net (loss)                                               $(243,881)

     Add items not requiring the use of cash:
         Depreciation and amortization                           35,722

     (Increase) in accounts receivable                          (38,400)

     (Increase) in notes receivable                             (54,000)

     (Increase) in receivable from officer                       (5,033)

     Decrease in accounts payable                               (36,528)
                                                               __________
     NET CASH FLOWS PROVIDED FROM OPERATING
          ACTIVITIES                                           (342,120)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of equipment                                      (12,529)
                                                               __________
CASH FLOWS FROM BY FINANCING ACTIVITIES
     Proceeds from the issuance of common stock                 501,750
                                                               __________

NET INCREASE (DECREASE) IN CASH                                 147,101


CASH AT BEGINNING OF PERIOD                                      43,107
                                                               __________

CASH AT END OF PERIOD                                           190,208
                                                               ==========


  The Accompanying notes are an integral part of these financial statements.

                      Interactive Multimedia Network, Inc.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 -      ORGANIZATION SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interactive Multimedia Network Inc. ("Interactive" or "The Company") was incorporated in the State of New Jersey on March 4, 1994 and reincorporated in the State of Delaware on June 13, 1995. The Company's primary business activity is marketing through multiple media channels. The Company has acquired computer software specifically developed for the purpose of facilitating on-line purchases of a variety of products and services. The corporate offices of the Company are located in the State of New Jersey and the operational office in the State of Florida. The Company's fiscal year end is March 31st.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

For the purpose of the statement of cash flows, the Company considers time deposits and all liquid debt instruments with original maturities of three months or less to be cash equivalents.

The carrying amounts reported in the statement of financial position for cash equivalents, receivables, accounts payable, approximate fair value because of the immediate or short-term maturity of these financial instruments.

The Company considers all accounts receivable to be fully collectible: accordingly, no allowance for doubtful accounts is required. When an account becomes uncollectible, it is charged to operations when that determination is made.

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated lives of the assets for both financial statement and federal income tax purposes. The categories of computer equipment and software have estimated lives of three years. Equipment and furniture and fixtures have estimated lives of five and seven years respectively.

Intangible assets subject to amortization include organization costs and trademark costs. Amortization is computed on the straight-line basis over the estimated lives of these assets. Organizational costs and trademarks are amortized over five and seventeen years respectively.

Costs directly associated with the raising of capital through the sale of common stock are capitalized when incurred. These costs are charged to the additional paid in capital account if the Company is successful in raising such capital. If the Company is unsuccessful in raising such capital these costs are charged to operations.

Earnings (losses) per share are calculated using the weighted average number of shares outstanding during the year.

                     Interactive Multimedia Network, Inc.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 - ORGANIZATION SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued):

The Company accounts for income taxes in accordance with the requirements of Financial Accounting Standards #109, which states that the objectives for income taxes are to recognize the amount of income taxes refundable or payable for the current year and to recognize deferred tax assets and liabilities for future tax consequences of events that have been recognized in a corporation's financial statements or income tax returns.

NOTE 2 - NOTE RECEIVABLE

ON November 15, 1997, THE Company made a $54,000 unsecured loan to a client corporation. The note is due upon demand and bears interest at the prevailing federal prime rate.

NOTE 3 - RELATED PARTY TRANSACTIONS

Legal services to Interactive Multimedia Network, Inc. are performed by Verdiramo & Verdiramo. P.A.. This professional association is owned by Vincent
L. Verdiramo, President of Interactive Multimedia Network, Inc. and his son Vincent S. Verdiramo. Legal fees of $10,000, which are included in deferred offering costs (see Note 1), were incurred for the offering circular of February 21, 1997. Verdiramo & Verdiramo, P.A. is providing limited use of office space for the benefit of the Company, with no charge for rent.

The Company has been involved in periodic transactions, whereby moneys have been advanced to the President of the Company and the President has advanced moneys to the Company. The Company made an unsecured loan of $8,900 on March 15, 1996, to the President. This note was due on demand and had an interest rate equal to the prevailing Federal Reserve was satisfied in fiscal 1997 and additional funds were advanced by the President to the Company. As of December 31, 1997, the Company was obligated to the President for a total of $2,653. This amount is non-interest bearing and is due on demand.

Space leased in the name of William J. Auletta, Vice President of Interactive Multimedia Network, Inc. is used by the Company to conduct business in Florida. The Company pays the lessor directly.

The Company routinely sends funds to Small Business Development Group, Inc., a corporation owned solely by William J. Auletta. These funds are used to pay expenses on behalf of the Company's office in Florida. In addition, moneys have been personally advanced to Mr. Auletta during the nine month period ended December 31, 1997. The amount owed to the Company at December 31, 1997 was $5,033. This amount is non-interest bearing and is due upon demand.

The board of directors by resolution has provided employment agreements to the President and Vice President of the Company conditional upon completion of its maximum public offering for a

                     Interactive Multimedia Network, Inc.

                       NOTES TO FINANCIAL STATEMENTS
                                (UNAUDITED)

three-year term. Each of these agreements provides for an annual salary of $70,000. Had the agreements been in effect, the net losses would have been ($348,881) for the nine month period ended December 31, 1997. There have not been any salaries or other forms of compensation paid to any directors or officers form the inception of the Company through December 31, 1997.

NOTE 4 - INCOME TAXES:

The deferred tax asset, net in the accompanying statement of financial position, includes the following components:

                                                December 31, 1997
                                                _________________

Deferred Tax Asset - Federal                            $129,213

Deferred Tax Asset - State                                44,707

Less: Deferred tax asset
    valuation allowance - Federal                        (90,449)

Less: Deferred tax asset
    valuation allowance - State                          (31,295)
                                                  _______________

Deferred tax asset, net                                  $52,176
                                                  ===============


The following temporary differences
    gave rise to the deferred tax asset:
                                               December 31, 1997
                                              ___________________

Net operating loss carryforward                        $173,921
                                              ___________________

Deferred tax asset                                     $173,921
                                              ===================

The Company has available at December 31, 1997 a net operating loss carryforward of $496,746 which will begin to expire in the year 2009.

NOTE 5 - LEASE COMMITMENTS

The company leases its office Space for its Florida operations under an operating lease agreement. (See Note 3). This lease requires monthly lease payments of $990 and expires May 13, 1998.

The following is a schedule of minimum lease payments under this lease:

              December 31, 1998          $ 4,950
                                        =========

                        Interactive Multimedia Network, Inc.

                          NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 6 - CONCENTRATION OF RISK

The Company maintains a cash balance in a commercial money market account, which exceeds the $100,000 ceiling insured by the Federal Deposit Insurance Corporation.